                                                                    EXHIBIT 99.3

                             GREATER BAY BANCORP
                      NONSTATUTORY STOCK OPTION AGREEMENT


1. GRANT. Greater Bay Bancorp, a California corporation (the "Company"), hereby grants to ___________ (the "Optionee"), an option (the "Option") to purchase a total of __________ shares of common stock of the Company, at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the Greater Bay Bancorp 1996 Stock Option Plan (the "Plan"). The capitalized terms defined in the Plan shall have the same defined meanings herein.

2. NATURE OF THE OPTION. This Option is intended by the Company and the Optionee to be a nonstatutory stock option and does not qualify for any special tax benefits to the Optionee. This option is NOT an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3. EXERCISE PRICE. The Exercise Price is $__________ for each share of common stock, which price is not less than the Fair Market Value per share of the common stock of the Company on the Grant Date.

4. TERM OF OPTION. Subject to earlier termination as provided in the Plan, this Option shall terminate on __________, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

5. EXERCISE OF OPTION. This Option shall be exercisable during its term in accordance with the provision of Section 6 of the Plan as follows:

     a) RIGHT TO EXERCISE. This Option shall vest cumulatively from the date of grant of the Option, exercisable during a period of ______ months after the Grant Date as follows: ______%, additional ______% of the Shares subject to the Option shall vest on each anniversary of the Grant Date thereafter.

     b) MINIMUM EXERCISE. This Option may not be exercised for less than 10 Shares nor for a fraction of a Share.

     c) METHOD OF EXERCISE. This Option shall be exercisable by written notice which shall state the election to exercise the Option and specify the number of whole Shares in respect of which the Option is being exercised. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail, to the Secretary of the Company accompanied by payment of the Exercise Price as specified below.

     No Shares will be issued pursuant to the exercise of the Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange or inter-dealer quotation system upon which the shares of the Company's common stock may then be listed or quoted. Assuming such compliance, the Shares shall be considered transferred to the

Optionee on the date on which the Option is exercised with respect to such Shares. An Optionee shall have no rights as a shareholder of the Company with respect to any Shares until the issuance of a stock certificate to the Optionee for such Shares.

     a) METHOD OF PAYMENT. The entire Exercise Price of Shares issued under this Option shall be payable in cash or by certified check, official bank check, or the equivalent thereof acceptable to the Company at the time when such Shares are purchased. Such payment also shall include the amount of any withholding tax obligation which may arise in connection with the exercise, as determined by the Company. In addition, payment may be made in any of the following forms as indicated by an "X" in the preceding parenthesis:

     (X) SURRENDER OF STOCK. Payment of all or part of the Exercise Price and any withholding taxes may be made all or in part with Shares which have already been owned by the Optionee or Optionee's representative for more than months and which are surrendered to the Company in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased pursuant to exercise of the Option.

     (X) EXERCISE/SALE. Payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the all or part of the Exercise Price and any withholding taxes.

     (X) EXERCISE/PLEDGE. Payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to delivery all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

     a) TERMINATION OF SERVICE. In the event that the Optionee's Service as an Employee terminates:

          i) As a result of such Optionee's death or Total and Permanent Disability, the term of the Option shall expire twelve months after such death or Total and Permanent Disability but not later than the expiration date specified in Section 4 above.

          ii) As a result of termination by the Company for cause, the term of the Option shall expire thirty days after the Company's notice or advice of such termination is dispatched to Optionee, but not later than the expiration date specified in Section 4 above. For purposes of this paragraph (ii), "cause" shall mean an act of embezzlement, fraud, dishonesty, breach of fiduciary duty to the Company, or the deliberate disregard of rules of the Company which results in loss, damage or injury to the Company, the unauthorized disclosure of any of the secrets or confidential information of the Company, the inducement of any client or customer of the Company to beak any contract with the Company, or the inducement of any principal for whom the Company acts as agent to terminate such agency relationship, the engagement in any conduct which constitutes unfair competition with the Company, the removal of Optionee from office by any court or bank regulatory agency, or such other similar acts which the Committee in its discretion determines to constitute good cause for termination of Optionee's Service. As used in this paragraph (ii), Company includes

Subsidiaries of the Company.

          iii) As a result of termination for any reason other than Total and Permanent Disability, death or cause, the term of the Option shall expire three months after such termination, but not later than the original expiration date specified in Section 5 above.

     Neither the Plan nor this Option shall be deemed to give Optionee a right to remain an Employee or consultant of the Company or Subsidiary. The company and its Subsidiaries reserve the right to terminate the service of any Employee or consultant at any time, with or without cause, subject to applicable laws and the terms of any written employment agreement.

1. NON-TRANSFERABILITY OF OPTION. This Option may not be transferred in any manner otherwise than by will, by written beneficiary designation or by the laws of descent and distribution, and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigned of the Optionee.

2. ADJUSTMENT OF SHARES. In the event of a subdivision of the outstanding shares of common stock of the Company, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Company shall make appropriate adjustments in the number of Shares covered by the Option and in the Exercise Price of the Option.

     In the event that the Company is a party to a merger or other reorganization, the Option shall be subject to the agreement of merger or reorganization. Subject to the provisions of Section 6(e)(i) of the Plan, such agreement may provide, without limitation, for the assumption of all outstanding options by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for payment of a per-Share cash settlement equal to the difference between the amount to be paid for one Share under such agreement and the Exercise Price, or for the acceleration of the exercisability followed by the cancellation of any option not exercised, in all cases without the optionee's consent. Any cancellation shall not occur until after such acceleration is effective and optionees have been notified of such acceleration and have had reasonable opportunity to exercise their options.

     Except as provided in this Section, Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment or any dividend or any other increase or decrease in the number of share of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, an no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to the Option. The grant of this Option pursuant to the Plan shall not affect any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

1. TAXATION UPON EXERCISE OF OPTION. Optionee understands that upon exercise of this Option, he will generally recognize income for tax purposes in an amount equal to the excess of the then Fair Market Value of the Shares over the exercise price. The Company will be required to withhold tax from Optionee's current compensation with respect to such income; to the extent that Optionee's current compensation is insufficient to satisfy the withholding tax liability, the Company may require the Optionee to make a cash payment to cover such liability as a condition of exercise of this Option. The Optionee may elect to pay such tax by (i) requesting the Company to withhold a sufficient number of shares from the shares otherwise due upon exercise or (ii) by delivering a sufficient number of shares of the Company's common stock which have been previously held by the Optionee for such a period of time as the Committee may require. The aggregate value of the shares withhold or delivered, as determined by the Committee must be sufficient to satisfy all such applicable taxes, except as otherwise permitted by the Committee. If the Optionee is subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Optionee's election must be made in compliance with rules and procedures established by the Committee.

Grant Date:
            ---------------


                                GREATER BAY BANCORP



                                By:
                                    ---------------------------
                                    Steven C. Smith
                                    Executive Vice President
                                    Chief Operating Officer
                                    and Chief Financial Officer

     Optionee represents that Optionee is familiar with the terms and provisions of this Option and hereby accepts the same subject to all the terms and provisions hereof. Optionee hereby agrees to accept as binding, conclusive and final all decision, or interpretations of the Board of Directors or its duly appointed Committee upon any questions arising under the Plan.

Dated:
       ----------------------


                                    -----------------------------
                                    Optionee

                                    ADDENDUM
                                       TO
                      NONSTATUTORY STOCK OPTION AGREEMENT

     This Addendum to Nonstatutory Stock Option Agreement ("addendum") is hereby entered into between Greater Bay Bancorp, a California corporation (the "Company"), and ______________ ("Optionee") pursuant to the following recitals:

     WHEREAS, the Company and the Optionee entered into a Nonstatutory Stock Option Agreement dated as of _____________ (the "Agreement");

     WHEREAS, the Agreement is a standard form nonqualified stock option agreement utilized by the Company (the "Option");

     WHEREAS, Section 6 of the Agreement restricts transferability of the Option by the Optionee; and

     WHEREAS, the Company and the Optionee wish to amend Section 6 of the Agreement to increase transferability of the Option.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises of the parties, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Company and the Optionee hereby agree as follows:

     i)   Section 6. of the Agreement is hereby amended to provide as follows;

          6.   Non-Transferability of Option

          (a) Except as provided below, this Option may not be transferred in any manner other than by will, by written beneficiary designation or by the laws of descent and distribution, and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

          (b) Optionee may transfer this Option in whole or in part to the following persons (and only the following persons): (i) Optionee's spouse, former spouse, children (including adopted children), step children, grandchildren, parents, grandparents, brothers, sisters, aunts, uncles, nieces, nephews, first cousins, mother-in-law, father-in-law, brothers-in-law, or sisters-in-law ("Family Members"), or such other persons as may be approved in writing by the Committee in its sole and absolute discretion ("Approved Transferees"), or (ii) a trust or trusts for the exclusive benefit of any such Family Members or Approved Transferees.

          (c) In order to effectuate a transfer pursuant to 9b) above, the transfer must be in writing in an instrument submitted to the Company within ten
(10) business days after its execution. The Company may grant or withhold its consent to the transfer or the terms of the transfer in its sole and absolute discretion. In the event the Company does not notify Optionee in writing of its disapproval of the transfer or its terms within ten (10) business days of receipt by the Company of a copy of the written transfer instrument from the Optionee, the transfer shall be deemed approved.

          (d) Transfers of this Option under (b) above may not be a transfer for consideration (for example, sales or exchanges of the Option are not permitted).

          (e) Family Members and Approved Transferees may not retransfer this Option in whole or in part other than by will or by the laws of descent and distribution, and a transferred Option may be exercised during the lifetime of the transferee only by such transferee.

          (f) Following any transfer hereunder, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. The term "Optionee" shall be deemed to refer to the transferee. The events of termination of employment of Section 5(e) shall continue to be applied with respect to the original Optionee rather than the transferee, following which the Option shall be exercisable by the transferee only to the extent and for the periods specified in Section 5(e).

     2. Except as provided in Section 1 above, the original terms of the Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date set forth below.


Dated:                          OPTIONEE



                                -----------------------------

                                GREATER BAY BANCORP
                                a California Corporation



                                By:
                                    -----------------------------
                                    Compensation Committee Member